UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*

Mannatech, Incorporated
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

563771203
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(CUSIP Number)

Dayton Judd, Sudbury Capital Fund, LP; 136 Oak Trail, Coppell, TX 75019;
972-304-5000
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(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 24, 2019
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(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

Rule 13d-1(b)
X            Rule 13d-1(c)
Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 563771203
13G

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1. NAMES OF REPORTING PERSONS
Sudbury Capital Fund, LP
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)
(b)
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5. SOLE VOTING POWER
0
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6. SHARED VOTING POWER
115,464
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7. SOLE DISPOSITIVE POWER
0
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8. SHARED DISPOSITIVE POWER
115,464
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,150
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [ ]
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12. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
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12. TYPE OF REPORTING PERSON (see instructions)
Partnership (PN)

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CUSIP No. 563771203
13G

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1. NAMES OF REPORTING PERSONS
Sudbury Holdings, LLC
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)
(b)
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5. SOLE VOTING POWER
0
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6. SHARED VOTING POWER
115,464
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7. SOLE DISPOSITIVE POWER
0
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8. SHARED DISPOSITIVE POWER
115,464
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,150
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10.CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [ ]
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12. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
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12.TYPE OF REPORTING PERSON (see instructions)
Parent Holding Company/Control Person (HC)

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CUSIP No. 563771203
13G

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1. NAMES OF REPORTING PERSONS
Sudbury Capital GP, LP
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)
(b)
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5. SOLE VOTING POWER
0
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6. SHARED VOTING POWER
115,464
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7. SOLE DISPOSITIVE POWER
0
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8. SHARED DISPOSITIVE POWER
115,464
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,150
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [ ]
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12. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
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12.TYPE OF REPORTING PERSON (see instructions)
Partnership (PN)

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CUSIP No. 563771203
13G

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1. NAMES OF REPORTING PERSONS
Sudbury Capital Management, LLC
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)
(b)
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5. SOLE VOTING POWER
0
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6. SHARED VOTING POWER
115,464
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7. SOLE DISPOSITIVE POWER
0
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8. SHARED DISPOSITIVE POWER
115,464
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,150
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [ ]
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12. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
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12. TYPE OF REPORTING PERSON (see instructions)
Investment Adviser (IA)

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CUSIP No. 563771203
13G

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1. NAMES OF REPORTING PERSONS
Dayton Judd
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a)
(b)
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
USA
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
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5. SOLE VOTING POWER
4,293
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6. SHARED VOTING POWER
115,857
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7. SOLE DISPOSITIVE POWER
4,293
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8. SHARED DISPOSITIVE POWER
115,857
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,150
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [ ]
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12. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%
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12. TYPE OF REPORTING PERSON (see instructions)
Individual (IN)

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CUSIP No. 563771203
13G

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Item 1.

(a) Name of Issuer

The name of the issuer is Mannatech, Incorporated (herein referred to as Issuer).

(b) Address of Issuers Principal Executive Offices

The principal executive offices of the Issuer are located at 1410 Lakeside Parkway, Suite 200, Flower Mound, Texas 75028.

Item 2.

(a) Name of Person Filing

Pursuant to Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the Act), the undersigned hereby files this Schedule 13G Statement on behalf of Sudbury Capital Fund, LP, a Delaware limited partnership; Sudbury Holdings, LLC, a Delaware limited liability company; Sudbury Capital Management, LLC, a Delaware limited liability company; Sudbury Capital GP, LP, a Delaware limited partnership, and Dayton Judd, the Reporting Persons. The Reporting Persons are filing this statement jointly. Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that they constitute a group.

(b) Address of the Principal Office or, if none, residence

The address of the business office of Sudbury Capital Fund, LP, Sudbury Holdings, LLC, Sudbury Capital Management, LLC, Sudbury Capital GP, LP and Dayton Judd is 136 Oak Trail,
Coppell, TX 75019.

(c) Citizenship

Mr. Judd is a citizen of the United States of America.

(d) Title of Class of Securities

The schedule 13G statement relates to Common stock of the Issuer (the Stock).

(e) CUSIP Number

The CUSIP number for the Stock is 563771203.

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CUSIP No. 563771203
13G

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Item 3.

Filing pursuant to 240.13d-1(c)

This Schedule 13G statement is not being filed pursuant to Rule 13d-1(b), Rule 13d-1(d), Rule 13d-2(b) or Rule 13d-2(d).

Item 4. Ownership

Sudbury Capital Fund, LP:

(a) Amount beneficially owned: 120,150

(b) Percent of class: 5.0%

(c) Number of shares to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 115,464

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 115,464

Sudbury Holdings, LLC:

Because Sudbury Holdings, LLC is the Parent Company of Sudbury Capital Fund, LP, Sudbury Holdings, LLC may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock held by Sudbury Capital Fund, LP.

(a) Amount beneficially owned: 120,150

(b) Percent of class: 5.0%

(c) Number of shares to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 115,464

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 115,464

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CUSIP No. 563771203
13G

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Sudbury Capital GP, LP:

Because Sudbury Capital GP, LP is the general partner of Sudbury Capital Fund, LP, Sudbury Capital GP, LP may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock held by Sudbury Capital Fund, LP.

(a) Amount beneficially owned: 120,150

(b) Percent of class: 5.0%

(c) Number of shares to which the person has:

(i) Sole power to vote or to direct the votes: 0

(ii) Shared power to vote or to direct the vote: 115,464

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 115,464

Sudbury Capital Management, LLC:

Because Sudbury Capital Management, LLC is the Investment Adviser of Sudbury Capital Fund, LP, Sudbury Capital Management, LLC, may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock held by Sudbury Capital Fund, LP.

(a) Amount beneficially owned: 120,150

(b) Percent of class: 5.0%

(c) Number of shares to which the person has:

(i) Sole power to vote or to direct the votes: 0

(ii) Shared power to vote or to direct the vote: 115,464

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 115,464

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CUSIP No. 563771203
13G

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Dayton Judd:

Because Mr. Judd is a member of Sudbury Holdings, LLC and Sudbury Capital Management, LLC and a limited partner of Sudbury Capital GP, LP, Mr. Judd may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock held by Sudbury Capital Fund, LP. In addition Mr. Judd and his spouse hold 4,686 shares of the Stock directly.

(a) Amount beneficially owned: 120,150

(b) Percent of class: 5.0%

(c) Number of shares to which the person has:

(i) Sole power to vote or to direct the votes: 4,293

(ii) Shared power to vote or to direct the vote: 115,857

(iii) Sole power to dispose or to direct the disposition of: 4,293

(iv) Shared power to dispose or to direct the disposition of: 115,857

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

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CUSIP No. 563771203
13G

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Item 10. Certification

The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 6, 2019
Date

Sudbury Capital Fund, LP

/s/ Dayton Judd
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Signature

Member of the General Partner of the General Partner of Sudbury Capital Fund, LP
Title

Sudbury Holdings, LLC

/s/ Dayton Judd
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Signature

Sole Member
Title

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CUSIP No. 563771203
13G

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Sudbury Capital GP, LP

/s/ Dayton Judd
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Signature

Member of the General Partner of the General Partner of Sudbury Capital Fund, LP
Title

Sudbury Capital Management, LLC

/s/ Dayton Judd
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Signature

Managing Member
Title

Dayton Judd

/s/ Dayton Judd
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Signature